JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders

United Express, Inc.

Las Vegas, Nevada

We consent to the use, in the statement on Form S-1/A7 of United Express, Inc., of our report dated February 8, 2019 on our audit of the financial statements of United Express, Inc. The balance sheets as of June 30, 2018 and June 30, 2017, and the statements of operations, stockholders's equity, and cash flows for the year ended June 30, 2018, and the period from June 23, 2017 (inception) through June 30, 2017 and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

February 25, 2019